Exhibit 23.2

Consent of Registered Public Accounting Firm

The Board of Directors

Federal Trust Corporation

Sanford, Florida:

We consent to the use of our report dated January 30, 2004, relating to the consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2003, and to the use of our name under the caption of “Experts,” in the Registration Statement on Form S-2 and related Prospectus of Federal Trust Corporation filed pursuant to the Securities and Exchange Commission Rule 462(b) and General Instruction III, in connection with the registration of additional shares of common stock.

/s/Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Orlando, Florida

August 9, 2004